Exhibit 3.1

                              ARTICLES OF AMENDMENT

                                     OF THE

                            ARTICLES OF INCORPORATION
                                       OF
                    SECURITY INTELLIGENCE TECHNOLOGIES, INC.

                    Document No. of Corporation: P99000056378

        Pursuant to the provisions of section 607.1006, Florida Statutes

Ben Jamil, chief executive officer of Security Intelligence Technologies, Inc., a Florida corporation, does hereby certify as follows:

1. The name of the corporation (the "Corporation") is Security Intelligence Technologies, Inc.

2. The amendment was duly adopted by the board of directors of the Corporation on November 17, 2005 in accordance with Florida Statutes 607.10025, in connection with a division, as defined in Florida Statutes 607.10025(1), of the Corporation's common stock.

3. The amendment does not adversely affect the rights or preferences of the holders of outstanding shares of any class or series and does not result in the percentage of authorized shares that remain unissued after the division exceeding the percentage of authorized shares that were unissued before the division.

4. The division is a three-for-one stock distribution whereby the Corporation will issue two shares of common stock to its stockholders for each share of common stock owned by them of record on the record date. The class or series of shares subject to the division is the common stock, par value $.0001 per share. The number of outstanding shares of common stock is 27,223,094. As a result of the division, the Corporation will issue an additional 54,446,188 shares of common stock, bringing the total outstanding common stock to 81,669,282 shares.

5. Article V(a) of the Corporation's Articles of Incorporation is being amended to read as follows:

         "(a) The maximum number of shares of stock that this Corporation is authorized to have outstanding at any one time is (a) three hundred million (300,000,000) shares of common stock, par value, $.0001 per share, and (b) ten million (10,000,000) shares of preferred stock, par value $.0001 per share (the "Preferred Stock")."

6. The record date for determining stockholders entitled to receive the additional shares issuable as a result of the division is November 28, 2005, and such additional shares of common stock will be distributed to stockholders on or about December 5, 2005. Accordingly, the amendment to the Articles of Incorporation shall become effective on November 28, 2005.

         IN WITNESS WHEREOF, the undersigned has executed these Articles of Amendment on November 17, 2005.



                                       By:/s/ BEN JAMIL
                                          -------------------------------------
                                          Chief Executive Officer